Exhibit 99.1

Scripps reports second-quarter 2018 results

August 3, 2018

CINCINNATI - The E.W. Scripps Company (NASDAQ: SSP) today reported operating results for the second quarter of 2018.

Total revenue was $283 million compared to $216 million in second-quarter 2017.

Income from continuing operations was $8.7 million or 10 cents per share. Pre-tax costs for the current-year quarter included $2.3 million of restructuring charges. In the prior-year quarter, income from continuing operations was $6.9 million or 8 cents per share. Pre-tax activity in the 2017 quarter included a $2.4 million non-cash charge to interest expense to write off deferred costs associated with debt refinancing and $5.1 million of other income, primarily from the sale of our newspaper syndication business.

Business highlights

•	Political advertising revenue for the second quarter was $14.9 million, more than double the $7 million of pro forma political revenue in second-quarter 2014, the last midterm election year.

•
Subscribers to over-the-top services in Scripps’ local broadcast markets grew from zero to nearly 500,000 from last July to March, the latest data available. Including these new subscribers, the company’s total pay TV subscriber count held steady during that period.

•	The National Media segment marked its third consecutive quarter of profitability, with $2 million in segment profit in the second quarter.

•
Revenue from the Katz networks was up 21 percent from the second quarter of 2017 on a pro forma basis, driven by audience delivery growth, rising advertising rates and continued expansion of distribution.

•
Newsy has continued to grow its cable distribution and now has signed contracts covering 38 million cable and satellite households, significant progress toward its goal of 40 million by the end of 2018.

•
On June 25, shareholders received a dividend of 5 cents per share. In February, Scripps initiated its first regular dividend in 10 years, indicating its continued commitment to returning capital to shareholders.

•
As part of its comprehensive plan to improve short-term performance and position itself for long-term growth, the company is ahead of schedule to achieve $30 million in annual cost savings and now expects to realize $20 million of those savings this year and the full annual savings in 2019.

Commenting on the business highlights, Scripps President and CEO Adam Symson said:

“Today we are reporting strong second-quarter financial results that exceeded expectations across the board, including in both our Local Media and our National Media divisions and for both revenue and segment profit.

“We were pleased to see Local Media broadcast time sales up 3.4 percent, buoyed by strong political advertising revenue this early in the year.

“In addition, with our OTT households now at nearly 500,000 subscribers, any losses we’re seeing from cable and satellite platforms are being mitigated, leading to higher-than-anticipated retransmission revenue. And we are ahead of schedule in realizing cost savings in Local Media.

“In the National Media division, revenue excluding Katz grew by more than 60 percent, reinforcing the effectiveness of our investment strategies in these developing businesses.

“Finally, we continue to drive forward with our performance improvement plan, designed to improve our short-term operating performance and foster long-term growth. We are moving faster than expected on our corporate cost-cutting intiatives, have announced two radio station deals and are aggressively pursuing television station acquisition opportunities, all on our path to produce meaningful margin and cash-flow improvement.”

Second-quarter operating results
Revenue was $283 million, an increase of 31 percent from the second quarter of 2017. Revenue from the Katz networks, which were acquired in the fourth quarter of 2017, was $47 million.

Costs and expenses for segments, shared services and corporate were $243 million, up from $184 million in the year-ago period, primarily driven by higher network programming fees and the acquisition of Katz.

Second-quarter results by segment compared to prior-period amounts were:

Local Media
In the second quarter of 2018, revenue from the Local Media group was $213 million, up 5.9 percent from the prior-year quarter.

Retransmission revenue increased 12 percent to $74 million.

Local Media broadcast time sales were up 3.4 percent, driven by political advertising revenue of $14.9 million. The political ad revenue caused some displacement in core advertising, contributing to its decline of 6.1 percent.

Total segment expenses increased 4.7 percent to $160 million, primarily driven by increases in programming fees tied to network affiliation agreements as well as the cost of producing our original program Pickler & Ben, which launches season two in September.

Second-quarter segment profit was $53.4 million, compared to $48.7 million in the year-ago quarter.

National Media
In the second quarter of 2018, revenue from the National Media division was $68.2 million, up from $13 million in the prior-year period. Revenue from Katz was $47 million. Excluding the impact of Katz, revenue increased 63 percent.

Expenses for National Media were $66.2 million, up from $16.6 million in the prior-year period. The increase was primarily driven by the acquisition of the Katz networks, which was completed in the fourth quarter of 2017.

Second-quarter segment profit was $2 million, compared to a loss of $3.6 million in the 2017 quarter.

Financial condition
At the end of 2017, radio operations were classified as held for sale. The radio segment results are included in discontinued operations. All periods have been adjusted to reflect this presentation. Second-quarter discontinued operations include a $5.9 million charge to adjust the carrying value of our radio business assets to sale prices agreed to with buyers for our Tulsa and Milwaukee stations and estimated values of the remaining stations.

On June 30, cash and cash equivalents totaled $126 million while total debt was $692 million.

During the quarter, the company made dividend payments totaling $4.1 million.

Year-to-date results
The following comparisions are for the period ending June 30, 2018:

In 2018, revenue was $538 million compared to revenue of $415 million in 2017. Retransmission and carriage revenue increased $13.4 million. Political advertising was $17.5 million in 2018 compared to $3.6 million in 2017. Revenue from Katz for the year-to-date period of 2018 was $89.6 million.

Costs and expenses for segments, shared services and corporate were $478 million, an increase of $110 million, primarily driven by higher network programming fees and the acquisition of Katz.

Income from continuing operations attributable to shareholders of the company was $717,000 or 1 cent per share. Pre-tax costs for the current year included $6.1 million of restructuring charges. In the prior year, income from continuing operations was $4.1 million or 5 cents per share. Pre-tax activity in the 2017 period included a $2.4 million non-cash charge to interest expense to write off deferred costs associated with debt refinancing and $5.1 million of other income, primarily from the sale of our newspaper syndication business.

In 2018, the loss from discontinued operations includes non-cash charges of $25.9 million to write down the assets of our radio business to fair value.

Looking ahead
Comparisons are to the same periods of 2017.

Third-quarter 2018
Local Media revenue	up mid to high teens
Retransmission revenue	up about 20 percent
Local Media expense	up mid single digits
National Media revenue	high $60 million range
National Media expense	mid to high $60 million range
Shared services and Corporate	About $11 million
Interest expense	Consistent with prior quarters
Pension expense	Between $3 million and $4 million
Capex	High single digits
Depreciation & amortization	Consistent with prior quarters

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s second-quarter results during a telephone conference call at 9 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (800) 230-1085 (U.S.) or (612) 288-0329 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. Callers also will be asked to provide their name and company affiliation. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. Eastern time Aug. 3 until 11:59 p.m. Aug. 12. The domestic number to access the replay is (800) 475-6701 and the international number is (320) 365-3844. The access code for both numbers is 451862.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K on file with the SEC in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) serves audiences and businesses through a growing portfolio of local and national media brands. With 33 television stations, Scripps is one of the nation’s largest independent TV station owners. Scripps runs a collection of national journalism and content businesses, including Newsy, the next-generation national news network; podcast industry leader Midroll Media; and fast-growing national broadcast networks Bounce, Grit, Escape and Laff. Scripps produces original programming including “Pickler & Ben,” runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2018	2017	2018	2017

Operating revenues	$283,395	$216,242	$537,586	$414,717
Segment, shared services and corporate expenses	(243,280)	(184,095)	(478,155)	(368,509)
Restructuring costs	(2,330)	—	(6,137)	—
Depreciation and amortization of intangible assets	(15,382)	(13,781)	(30,802)	(27,642)
Gains (losses), net on disposal of property and equipment	66	(15)	(651)	(62)
Operating expenses	(260,926)	(197,891)	(515,745)	(396,213)
Operating income	22,469	18,351	21,841	18,504
Interest expense	(9,279)	(8,248)	(18,038)	(12,443)
Defined benefit pension plan expense	(1,389)	(3,467)	(2,777)	(6,934)
Miscellaneous, net	(156)	5,103	11	4,224
Income from continuing operations before income taxes	11,645	11,739	1,037	3,351
(Provision) benefit for income taxes	(2,983)	(4,884)	(952)	771
Income from continuing operations, net of tax	8,662	6,855	85	4,122
Income (loss) from discontinued operations, net of tax	(2,942)	1,690	(21,446)	2,484
Net income (loss)	5,720	8,545	(21,361)	6,606
Loss attributable to noncontrolling interest	—	—	(632)	—
Net income (loss) attributable to shareholders of The E.W. Scripps Company	$5,720	$8,545	$(20,729)	$6,606

Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income from continuing operations	$0.10	$0.08	$0.01	$0.05
Income (loss) from discontinued operations	(0.04)	0.02	(0.26)	0.03
Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company	$0.06	$0.10	$(0.25)	$0.08

Weighted average basic shares outstanding	81,824	82,302	81,535	82,191
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures, as well as the basis that our chief operating decision maker makes resource allocation decisions.
Effective December 31, 2017, we realigned our businesses into a new internal organization and began reporting to reflect this new structure. Under the new structure, we have the following reportable segments: Local Media, National Media and Other. We have recast the operating results for all periods to reflect this change.
Our Local Media segment includes our local broadcast stations and their related digital operations. It is comprised of fifteen ABC affiliates, five NBC affiliates, two FOX affiliates and two CBS affiliates. We also have two MyTV affiliates, one CW affiliate, one independent station and three Azteca America Spanish-language affiliates. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies and satellite carriers. We also receive retransmission fees from over-the-top virtual MVPDs such as YouTubeTV, DirectTV Now and Sony Vue.

Our National Media segment includes our collection of national brands. Our national brands include Katz, Midroll, Newsy and other national brands. These operations earn revenue primarily through the sale of advertising.

We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2018	2017	Change	2018	2017	Change

Segment operating revenues:
Local Media	$213,248	$201,430	5.9%	$405,307	$388,494	4.3%
National Media	68,226	13,016		128,947	22,703
Other	1,921	1,796	7.0%	3,332	3,520	(5.3)%
Total operating revenues	$283,395	$216,242	31.1%	$537,586	$414,717	29.6%

Segment profit (loss):
Local Media	$53,368	$48,736	9.5%	$84,987	$81,087	4.8%
National Media	2,037	(3,596)		4,072	(7,553)
Other	(1,643)	(1,658)	(0.9)%	(1,894)	(1,409)	34.4%
Shared services and corporate	(13,647)	(11,335)	20.4%	(27,734)	(25,917)	7.0%
Restructuring costs	(2,330)	—		(6,137)	—
Depreciation and amortization of intangible assets	(15,382)	(13,781)		(30,802)	(27,642)
Gains (losses), net on disposal of property and equipment	66	(15)		(651)	(62)
Interest expense	(9,279)	(8,248)		(18,038)	(12,443)
Defined benefit pension plan expense	(1,389)	(3,467)		(2,777)	(6,934)
Miscellaneous, net	(156)	5,103		11	4,224
Income from continuing operations before income taxes	$11,645	$11,739		$1,037	$3,351

Operating results for our Local Media segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2018	2017	Change	2018	2017	Change

Segment operating revenues:
Core advertising	$121,315	$129,164	(6.1)%	$237,325	$244,897	(3.1)%
Political	14,882	2,525		17,466	3,566
Retransmission	74,006	66,059	12.0%	144,797	132,270	9.5%
Other	3,045	3,682	(17.3)%	5,719	7,761	(26.3)%
Total operating revenues	213,248	201,430	5.9%	405,307	388,494	4.3%
Segment costs and expenses:
Employee compensation and benefits	71,388	70,891	0.7%	145,570	144,344	0.8%
Programming	53,343	44,624	19.5%	106,488	89,559	18.9%
Other expenses	35,149	37,179	(5.5)%	68,262	73,504	(7.1)%
Total costs and expenses	159,880	152,694	4.7%	320,320	307,407	4.2%
Segment profit	$53,368	$48,736	9.5%	$84,987	$81,087	4.8%
Operating results for our National Media segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2018	2017	Change	2018	2017	Change

Segment operating revenues:
Katz	$46,997	$—		$89,647	$—
Midroll	9,970	7,402		20,955	13,915
Newsy	6,006	3,136		9,663	4,338
Other	5,253	2,478		8,682	4,450
Total operating revenues	68,226	13,016		128,947	22,703
Segment costs and expenses:
Employee compensation and benefits	13,675	6,643		26,394	13,148
Programming	31,084	4,554		61,302	8,342
Other expenses	21,430	5,415		37,179	8,766
Total costs and expenses	66,189	16,612		124,875	30,256
Segment profit (loss)	$2,037	$(3,596)		$4,072	$(7,553)

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of June 30, 2018	As of December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$125,719	$148,699
Other current assets	332,833	320,831
Assets held for sale — current	111,004	136,004
Total current assets	569,556	605,534
Investments	7,351	7,699
Property and equipment	218,628	209,995
Goodwill	755,949	755,949
Other intangible assets	416,915	425,975
Programming (less current portion)	82,889	85,269
Deferred income taxes	17,524	20,076
Miscellaneous	21,113	19,051
TOTAL ASSETS	$2,089,925	$2,129,548

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$32,402	$23,647
Unearned revenue	7,544	7,353
Current portion of long-term debt	5,656	5,656
Accrued expenses and other current liabilities	135,639	154,596
Liabilities held for sale — current	20,131	19,536
Total current liabilities	201,372	210,788
Long-term debt (less current portion)	686,659	687,619
Other liabilities (less current portion)	290,030	293,656
Total equity	911,864	937,485
TOTAL LIABILITIES AND EQUITY	$2,089,925	$2,129,548

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2018	2017	2018	2017

Numerator (for basic and diluted earnings per share)
Income from continuing operations, net of tax	$8,662	$6,855	$85	$4,122
Loss attributable to noncontrolling interest	—	—	632	—
Less income allocated to RSUs	(153)	(93)	(13)	(60)
Numerator for basic and diluted earnings per share from continuing operations attributable to the shareholders of The E.W. Scripps Company	$8,509	$6,762	$704	$4,062
Denominator
Basic weighted-average shares outstanding	81,824	82,302	81,535	82,191
Effective of dilutive securities:
Stock options held by employees and directors	28	163	69	198
Diluted weighted-average shares outstanding	81,852	82,465	81,604	82,389